EXHIBIT 11

                             SYNOVUS FINANCIAL CORP.

                            COMPUTATION OF NET INCOME
                                PER COMMON SHARE
                      (In thousands, except per share data)
                                   (Unaudited)

                                                           Three Months Ended                 Six Months Ended
                                                                 June 30,                          June 30,
                                                           1996           1995               1996           1995
Primary
Net income                                         $      33,108         26,600             62,735         50,670

Weighted average common shares outstanding               116,000        114,779            115,950        114,288
Average common shares added, assuming
   exercise of dilutive stock options                      1,772          1,171              1,620          1,097
Weighted average common shares, as adjusted              117,772        115,950            117,570        115,385

Primary net income per common share                $        0.28           0.23               0.53           0.44

Fully Diluted

Net income                                         $      33,108         26,600             62,735         50,670
Adjustments:
   Interest expense on subordinated debentures             ---               34              ---               68
   Income tax effect on such interest expense              ---              (12)             ---              (24)
Net income, as adjusted                            $      33,108         26,622             62,735         50,714

Weighted average common shares outstanding               116,000        114,779            115,950        114,288
Average common shares added, assuming
   exercise of dilutive stock options                      1,772          1,260              1,675          1,260
Average common shares to be issued, assuming
   conversion of subordinated debentures                   ---              453              ---              453
Weighted average common shares, as adjusted              117,772        116,492            117,625        116,001

Fully diluted net income per common share          $        0.28           0.23               0.53           0.44
